EXHIBIT 1.3
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                                 MARSULEX INC.

                                CODE OF CONDUCT

PURPOSE

Marsulex Inc., including its subsidiaries and affiliated companies (the "Company"), is committed to conducting its business consistent with the highest ethical and legal standards. This Code of Conduct reinforces its commitment to these standards and provides each board of director, executive, senior officer, employee and consultant of the Company (the "Employees") with guidance and perspective in understanding the Company's business ethics.

It is designed to guide and help identify activities and behaviors that are appropriate in conducting business and those that are not. No code of conduct can hope to spell out the appropriate moral conduct and ethical behavior for every situation that an Employee may confront. In the final analysis, each Employee must rely on his or her own good judgment.

Whenever an Employee is faced with a difficult decision to make, he or she must seek counsel from colleagues, supervisors and, most importantly, their own conscience and common sense. If specific interpretation or application of any guidelines or other content of this Code or any of the related policies and procedures is needed, it should be requested from the Chief Executive Officer ("CEO") or the Chief Financial Officer ("CFO").

THE EMPLOYEES' RESPONSIBILITIES

Obeying the law, both in letter and in spirit, is the foundation on which the Company's ethical standards are built. All Employees must respect and obey the laws of the countries in which the Company operates. Although not all Employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

The Company's various policies and procedures provide further information on what is considered to be acceptable behavior, while also promoting compliance with laws, rules and regulations, including insider-trading laws. In addition, ethical conduct values are incorporated into the Company's core values that are posted throughout the organization.

1. CONFLICTS OF INTEREST

All Employees of the Company have a responsibility to avoid situations and relationships that involve actual or potential conflicts of interest. Generally, a conflict of interest arises whenever an Employee's personal interests diverge from his or her responsibilities to the Company or from the Company's best interests.

These situations, and others like them, where loyalties to the Company could be compromised, must be avoided. An Employees who is involved in a potential conflict of interest has a responsibility to obtain written approval from his or her supervisor who must be at least a Vice President. Details of the policy are included in the attached Appendix A.

2. CONFIDENTIALITY

All Employees of the Company regardless of country of residence treat confidential information in a manner consistent and in accordance with Canadian and applicable U.S. securities laws. Guidelines relating to confidentiality are outlined in the policy, a copy of which is attached (Appendix B).


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3. INSIDER TRADING

The Company has policies to ensure that Employees of the Company regardless of country of residence comply with the applicable Canadian and U.S. securities laws relating to insider trading.

In addition, guidance on questions about specific transactions should be obtained from the CEO or the CFO in advance of the transaction. Additional information can be obtained from the trading policy, a copy of which is attached in Appendix B.

4. PERSONAL HARASSMENT

Conduct involving the harassment, sexual or otherwise, of any Employee of the Company, its suppliers or customers is unacceptable and will not be tolerated.

Any person who believes they have been personally harassed should report the incident and circumstances to their immediate manager or to the Human Resource department or any senior manager who will arrange for it to be investigated impartially and confidentially. Steps for reporting such incidents are included in the employee handbook.

5. POLITICAL CONTRIBUTIONS

All political contributions by the Company must be lawful and approved by the CEO or the CFO.

6. ANTITRUST

The Company is committed to compliance with anti-trust laws throughout the world in all of its activities. The Company's policy ensures that every Employee is responsible for compliance with anti-trust laws and promptly reports any possible violations of those laws to senior management. See Appendix C for further details of the policy.

7. ETHICAL BUSINESS PRACTICES

The Company uses only ethical practices in selling and purchasing goods and services and representing the Company to government authorities. All decisions regarding the purchasing of materials, supplies and services must be made on the basis of competitive price, quality and performance in a way that preserves the Company's integrity.

The Company expects all of its Employees to obey the laws of Canada, the United States and the other jurisdictions in which it conducts business, both in letter and spirit.

Giving or accepting anything of value is inappropriate if it could be reasonably interpreted as an effort to influence a business relationship or decision. The difference between a gift and a bribe is a question of intent. It is impermissible to accept, request, or receive any form of kickback or bribe. A bribe or a kickback includes any item or favour provided for the purpose of improperly obtaining favourable treatment or seeking a competitive advantage. Such efforts should never be used to accomplish indirectly what the Company could not properly or legally do directly.

In certain situations or on certain occasions, small gifts of nominal value may be presented to customers or potential customers, such as specialty advertising items bearing the corporate logo, tickets to local sports, civic or cultural events and/or restaurant meals or refreshments.

Standards governing the acceptance of gifts from suppliers or their agents mirror those relating to the giving of gifts to our customers and/or potential customers, in that acceptance of a significant gift could be construed as improperly influencing the selection of vendor or the awarding of a contract. Gifts of a nominal value may be accepted on an infrequent or occasional basis, such as during the holiday season,

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as a reasonable business courtesy. Routine entertainment by suppliers that is business related - such as business meals, sports outings or cultural events - is acceptable.

Employees who do business in foreign countries often become aware of customs involving the exchange of gifts or the paying of certain fees. It is the Company's policy to comply with all applicable laws on these matters, particularly the U.S. Foreign Corrupt Practices Act ("FCPA"). This law restricts payments to officials of foreign government, political parties, and candidates for office.

The Company expects all its Employees, when engaging independent third parties to represent the Company, to exercise due diligence in selecting these representatives by ensuring that only third parties that engage in ethical practices are engaged, keeping in mind that the Company may, in some circumstances, be held responsible for the actions of such persons.

Ultimately, each Employee must exercise good business judgment in deciding which situations are unacceptable. The Employee should watch for "red flags" which might indicate questionable business practices or a violation of this policy and if there is ever any doubt, the Employee should consult with his or her supervisor, the CEO, or the CFO.

8. INTERNATIONAL OPERATIONS

All Company Employees worldwide must comply with Company's policies applicable to international business transactions and with the legal requirements and ethical standards of each country in which they conduct Company business, as well as with all applicable laws in Canada, the U.S., and other countries.

The FCPA applies to business transactions both inside the U.S. and in other countries. Its requirements relate to accurate and complete financial books and records, transactions with foreign government officials and restrictions on the use of funds for unlawful or improper purposes. Violation of the FCPA can bring severe penalties, and it is mandatory that all Employees living or working in foreign countries become familiar with the FCPA and its requirements.

9. RECORD-KEEPING; FINANCIAL INTEGRITY

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

The Company has policies and procedures that ensure business expenses are recorded accurately and the expenses are legitimate.

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must accurately reflect the Company's transactions and must conform to both applicable legal requirements and to the Company's system of internal controls.

Unrecorded or "off the books" funds or assets should not be maintained.

Business records and communications often become public, and all Employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the CEO or the CFO.

Furthermore, when litigation or an investigation is pending, relevant records must not be destroyed. Destruction or falsification of any potentially relevant document may lead to prosecution for obstruction of justice or making false statements. Therefore, if any doubts exist about the legality of destroying any

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document, the Employee is required to consult with his or her supervisor, the Company's document retention policy or the CEO or the CFO.

10. WAIVERS OF THE CODE OF CONDUCT

Any waiver of this Code for executives, senior officers or directors may be made only by the Board or a Board committee designated by the board and will be promptly disclosed as required by law or stock exchange regulations.

11. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR ("WHISTLEBLOWING")

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed or suspected illegal or unethical behavior and when in doubt about the best course of action in a particular situation.

If for any reason the Employee is uncomfortable with approaching the Company's management, they are encouraged to call the toll free "Values Line" at 1-888-475-8376, where the Employee can report the suspected violation anonymously.

It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by Employees. Employees are expected to cooperate in investigations of misconduct.

12. COMPLIANCE PROCEDURES

All Employees must work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since it is difficult to anticipate every situation that will arise, it is important that the following steps be kept in mind:

o Make sure all the facts have been obtained, in order to reach the right solutions.

o The Employee should ask himself or herself: What specifically is he or she being asked to do? Does it seem unethical or improper? This will enable the Employee to focus on the specific question he or she is faced with, and the alternatives that are available. Use judgment and common sense; if something seems unethical or improper, it probably is.

o Clarify his or her responsibility and role. In most situations, there is shared responsibility. Are his or her colleagues informed? It may help to get others involved and discuss the problem.

o Discuss the problem with his or her supervisor. This is the basic guidance for all situations. In many cases, the Employee's supervisor will be more knowledgeable about the question and will appreciate being included into the decision-making process. Remember that it is the Employee's supervisor's responsibility to help solve problems.

o Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with his or her supervisor, or where the Employee does not feel comfortable approaching his or her supervisor with the question, then discuss it locally with a senior manager, the Risk Manager, Human Resources manager, the CEO, the Chief Operating Officer, or the CFO. If for any reason the circumstances surrounding the incident leave the Employee feeling uncomfortable with approaching the Company's management, the incident can be reported directly to the Administrator through the toll free "Values Line" as described in section 11 and section 13. The Employee may report ethical violations in confidence and without fear of retaliation. If a specific situation requires that the Employee's identity be kept secret, the individual's anonymity will be protected. The Company does not permit retaliation of any kind against Employees for good faith reports of ethical violations.

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o    Always ask first, act later. If the Employee is unsure of what to do in any situation, seek guidance before you act.

13. ADMINISTRATION OF THIS CODE OF CONDUCT

Responsibility for Administration

The Board of Directors shall have overall responsibility for the Code of Conduct, which shall include the responsibility to review the Code of Conduct annually, to approve amendments recommended by the designated administrator, and to grant waivers of this Code of Conduct to the Executive Officers and Directors.

With regard to Executive Officers and Directors, the Board of Directors may grant a specific, limited waiver of any provision of the Code of Conduct if the Board of Directors determines, based on information that the Board deems credible and persuasive, that such a limited waiver is appropriate under the specific circumstances (and each factual situation will be a separate case). Waivers to any provision of this Code of Conduct shall be disclosed in a manner required by applicable law.

The Board of Directors delegates the responsibility for interpreting and administering this Code of Conduct to the Chairman of the Audit Committee (the "Administrator"), who in discharging his or her responsibility, may delegate some of his or her responsibilities to others within the organization and may engage such agents and advisors, as shall be deemed necessary or desirable.

The Administrator shall periodically report to the Board of Directors the effectiveness of this Code of Conduct. The Administrator shall, in light of the experience of the Company, review this Code of Conduct and shall recommend necessary amendments in order to ensure that (i) this Code of Conduct conforms to applicable law, (ii) this Code of Conduct meets or exceeds industry standards, and (iii) any weaknesses in this Code of Conduct or any other Policy of the Company which are revealed through monitoring, auditing, and reporting systems are eliminated or corrected.

Reporting Systems

When an Employee observes a suspected violation of this Code of Conduct, he or she shall be responsible for promptly reporting the matter to a supervisor who is not involved in the violation. The supervisor is then responsible for reporting the incident to the Administrator who will in turn initiate an investigation of the matter. In the event the Employee reported the suspected violation to the anonymous toll free "Values Line", a report will be provided to the Administrator who will investigate the incident.

Investigation of Violations

If the Administrator received information regarding an alleged violation of this Code of Conduct, the Administrator shall:

o    Evaluate such information as to gravity and credibility;

o If necessary, initiate an informal inquiry or a formal investigation with respect thereto;

o Ensure a written report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter, is prepared;

o If appropriate, make the results of such inquiry or investigation available to the public (including disciplinary action); and

o If appropriate, recommend changes to this Code of Conduct that the Administrator deems necessary or desirable to prevent similar violations of this Code of Conduct.

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Disciplinary Measures

The Administrator shall enforce this Code of Conduct through appropriate disciplinary actions. The Administrator shall determine whether violations of this Code of Conduct have occurred and, if so, shall determine the disciplinary actions to be taken against any individual who has violated this Code of Conduct.

The disciplinary actions available to the Administrator include counseling, oral or written reprimands, warnings, probations or suspensions (with or without pay), demotions, reductions in salary, terminations of employment, and restitution.

The jurisdiction of the Administrator shall include, in addition to the individual who violated this Code of Conduct, any other Employee involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation and (ii) persons who were requested to divulge or possess information about a suspected violation of this Code of Conduct, but withheld material information regarding a suspected violation.


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                                 MARSULEX INC.
                                CODE OF CONDUCT
                                  Appendix A

CONFLICT OF INTEREST POLICY

All directors, officers, Employees and consultants of the Company have a responsibility to avoid situations and relationships that involve actual or potential conflicts of interest. Generally, a conflict of interest arises whenever an Employee's personal interests diverge from his or her responsibilities to the Company or from the Company's best interests. Put another way, a conflict of interest is created whenever an activity, association or relationship of the individual might impair his or her independent exercise of judgment in the Company's best interest.

Examples of situations that could be perceived as conflicts of interest and should be avoided include:

o Conducting Company business with a firm owned, partially owned, or controlled by an Employee or an Employee's relatives or friends.

o Ownership of a financial interest in the Company's vendors, customers or competitors. Ownership of less than three percent of the stock of a publicly traded company that competes or does business with the Company is permissible.

o Working as an Employee or a consultant for a competitor, regulatory governmental entity, customer or supplier of the Company, or doing any work for a third party that may adversely affect your performance or judgment on the job or diminish your ability to devote the necessary time and attention to your job responsibilities with the Company.

o Using Company property, materials, supplies, funds or other resources for personal purposes, or appropriating or diverting to others any business opportunity or idea in which the Company might have an interest.

These situations, and others like them, where loyalties to the Company could be compromised, must be avoided. Employees who are involved in a potential conflict of interest have a responsibility to obtain written approval from their supervisor who must be at least a Vice President.


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                                 MARSULEX INC.
                          CODE OF CONDUCT AND ETHICS
                                  Appendix B

                      CONFIDENTIALITY AND TRADING POLICY

                                    PART I
                                CONFIDENTIALITY

The purpose of Part I of this Policy is to ensure that all employees and directors of Marsulex Inc., including all subsidiaries and divisions of Marsulex, regardless of country of residence, treat confidential information in a consistent manner and in accordance with Canadian and applicable U.S. securities laws.

Confidential Information

All information respecting to Marsulex is considered confidential information if its knowledge would reasonably be expected to result in a significant change in the market price or value of Marsulex securities, and such information has not been publicly disclosed. Throughout this Policy, this information is referred to as "Confidential Information".

Confidential Information includes information concerning the business, operations or capital of Marsulex. Confidential Information may also include trade information in respect of Marsulex productions, to the extent that such information has not been generally disclosed.

Safeguarding Confidentiality

Marsulex personnel may not discuss Confidential Information with any other persons (whether or not Marsulex personnel), except in the necessary course of business. In addition, information disclosed by a customer, supplier or business associate to Marsulex personnel, and identified as private or confidential, must be protected from disclosure to the same extent, as would Confidential Information. To protect Confidential Information from disclosure, Marsulex personnel should not:

(a) discuss Confidential Information in public places where Confidential Information may be overheard (e.g., elevators, restaurants, airplanes, taxicabs);

(b) carry, read or discard Confidential Information in an exposed manner in public places;

(c)  discuss Confidential Information with personal friends or relatives; and

(d) participate in discussions with other persons respecting investments in Marsulex.


When so required by a supervisor, Marsulex personnel must take such additional steps as may be necessary to protect Confidential Information from disclosure, including keeping filing cabinets locked, referring to specified matters only by a code name and limiting access to the word processing system.

All inquiries from the media, analysts and like persons should be referred to the Chief Financial Officer (or such other person as may be designated from time to time by the President) for response by designated spokespersons.

Sanctions

Failure to comply with the terms of Part I of this Policy will result in disciplinary action, possibly including termination of employment. In addition, certain regulatory sanctions including fines, imprisonment and civil actions may be imposed on individuals improperly disseminating Confidential Information.


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                                    PART II
                  TRADING BY RESTRICTED PERSONS AND EMPLOYEES


The purpose of Part II of this Policy is to ensure that all employees and directors of Marsulex, including all subsidiaries and divisions of Marsulex, regardless of country of residence, comply with Canadian and applicable U.S. securities laws.

Prohibition on Trading by Employees Generally

Marsulex personnel may not, if that individual possesses Confidential Information, directly or indirectly (e.g., via private holding company, registered retirement savings plans):

(a)  buy or sell Marsulex securities;

(b) buy or sell securities whose price or value may reasonable be expected to be affected by changes in price of Marsulex securities;

(c) grant or exercise Marsulex stock options, phantom stock plans or similar employee compensation mechanisms; or

(d) buy or sell securities of another company in which Marsulex proposes to invest or where the individual, in the course of employment with Marsulex, becomes aware of undisclosed material information concerning that other company.

In addition, Marsulex personnel are prohibited from engaging in any other action to take advantage of, or pass on to others, such Confidential Information or undisclosed material information respecting another company, including buying or selling, or recommending the buying or selling of, any assets of that company, in reliance on such Confidential Information or undisclosed material information.

Marsulex personnel who are unsure whether they may trade in a given circumstance must contact the Chief Financial Officer for specific guidance. Marsulex personnel are encouraged to consult with the Chief Financial Officer prior to any trading in securities of Marsulex.

Prohibition on Trading by Restricted Persons

Restricted persons include all directors and officers of Marsulex or any subsidiary or division of Marsulex. In addition, because of the extent to which an individual may be in possession of Confidential Information, Marsulex reserves the right to designate any Employee as a Restricted Person. To assist in ensuring trading in Marsulex securities does not occur by Restricted Persons when Confidential Information may exist, trading of Marsulex securities by Restricted Persons is prohibited from the end of each fiscal quarter until two business days following the date that the financial results in respect of that fiscal quarter have been publicly disseminated, as stipulated in the following paragraphs.

The periods within which trading is prohibited are:

1. March 31 until two business days following the release of the first quarter results;

2. June 30 until two business days following the release of the second quarter results;

3. September 30 until two business days following the release of the third quarter results; and

4. December 31 until two business days following the release of the fourth quarter results.

Trading by Restricted Persons is also prohibited for two business days following the public release of any Confidential Information.

Restricted Persons, their spouses and any relatives living with them are also prohibited from:

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(a) purchasing or selling publicly traded options of Marsulex; and

(b) selling Marsulex securities that the individual does not own (short selling).

If Marsulex becomes aware of a material undisclosed transaction, all Restricted Persons who have pre-cleared transactions that have not been completed will be asked to withdraw their trading instructions.

Regulatory Requirements - Reporting

To comply with Canadian securities laws applicable to certain Restricted Persons, all Restricted Persons who are directors or officers of Marsulex ("Insiders") must file an "Insider Report" in the form included as Attachment A (a completed example is provided in Attachment B), within 10 days following:

(a) the day the individual first becomes an Insider (if on that day the individual does not own or control Marsulex securities no Insider Report need be filed); and

(b) the day on which the Insider purchases or sells Marsulex securities (this is the date of agreement to purchase or sell, not the settlement date of the transaction).

Each Insider is required to file the Insider Report with each of the Canadian provincial securities regulators except the Nova Scotia Securities Commission. Instructions regarding completion are included on the back of the form.

All Insiders are responsible for filing their own Insider Reports. Two copies of the Insider Report, one of which is to be manually signed, must be filed in all jurisdictions.

At the same time as the Insider Report is filed with the regulators, a copy of the Insider Report must be mailed to Marsulex to the attention of the Chief Financial Officer.

Additional copies of blank Insider Reports may be obtained from the Chief Financial Officer. Restricted Persons (whether or not they are Insiders) are required to report to the Chief Financial Officer annually (by the end of January each year) with respect to all trades in the preceding 12 months and to certify compliance during the period with the terms of this Policy.

Sanctions

Failure to comply with Part II of this Policy will result in disciplinary action, possibly including termination of employment.

Canadian securities laws provide that a breach of the general trading prohibition contained in Part II of this Policy may result in a fine of up to the greater of $1 million and three times the profit obtained by the reason of the contravention, and imprisonment for up to two years.

Marsulex personnel may also be found civilly liable if a spouse, friend or relative profited from the trading of Marsulex securities at a time when in possession of Confidential Information provided by that individual.

Penalties may also be levied against an Insider for not complying with the regulatory reporting requirement.



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                                 MARSULEX INC.
                                CODE OF CONDUCT
                                  Appendix C

ANTI-TRUST COMPLIANCE POLICY

Marsulex and its subsidiaries (the "Company") are committed to compliance with anti-trust laws throughout the world in all of its activities. Every director, officer, employee or consultant (the "Employees") of Marsulex is responsible for compliance with anti-trust laws as well as for promptly reporting any possible violations of those laws to senior management.

The basic anti-trust prohibitions of the laws of all countries are simple and straightforward:

o    no price fixing by competitors;

o    no division of customers or sales areas by competitors.

Any discussions with competitors or agreements or understandings with respect to prices, terms or conditions of sale, costs, profits or profit margins, product or service offerings could be considered to be price fixing. Similarly, discussions regarding production or sales volume, production capacity, market share, decisions to quote or not to quote, customer or supplier classification or selection of sales territories and distribution methods all could be considered to be a division of customers or sales areas.

Agreements with Competitors

The following agreements, arrangements or understandings with competitors, whether oral or written, should always be avoided:

o    Agreements to fix prices or boycott specified supplies or customers.

o    Agreements to allocate products, territories or markets.

o Agreements to exchange competitively sensitive information, especially prices.

o    Agreements that limit the production or sale of product.

Contact with competitors is sensitive and risky, since courts can infer an agreement or collusion from such contacts when they are followed by common action or behavior. In all contacts with competitors, Employees must avoid discussing prices, terms and conditions of sale, costs, inventories, competition, marketing plans or studies, production plans and capabilities, and any other proprietary or confidential information.

Employees must always consult with the Company when planning to contact a competitor. If any competitor initiates a discussion involving the subjects above, an Employee should immediately excuse himself/herself from the conversion and immediately report the matter to the Company.

Company Employees should normally avoid all contacts with competitors if they have authority over the pricing, terms or conditions of sale of the Company products.

Agreements with Customers

The following kinds of agreements may be unlawful, depending on the facts and circumstances involved. Employees may not enter into these agreements without the approval of the Company.


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o    Restricting the customer's choice in using or reselling products or services of the Company.

o Exclusive-dealing agreements requiring customers to purchase all their requirements for a certain product of a competitor.

o Agreements requiring customers to buy one Company product as a condition of obtaining another Company product.

o Reciprocity arrangements involving the Company using its purchasing power to require a Company supplier to purchase a Company product (i.e., telling a supplier that your decision to purchase its goods or services is conditioned on the supplier's agreement to purchase the Company's products or services).

o Agreements involving any acquisition, divestiture or joint venture agreement.

o Agreements involving any patent, copyright or proprietary "know how" licensing arrangement which restricts the freedom of the licensor or the licensee.

There need not be an intention to violate the law. Trade association meetings as well as the informal meetings before and after are conducive to the sharing of information that leads to serious allegations of price fixing. Even casual remarks about pricing can be troublesome.

All Employees are responsible for adherence to this policy and must obtain advice from their senior management or the CEO or the CFO before entering into any agreement or understanding which may involve anti-trust laws. Violation of this policy can result in immediate dismissal.


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